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                                                                    EXHIBIT 10.7
[LETTERHEAD]


July 15, 1999

PERSONAL & CONFIDENTIAL
Ms.  Radha R.  Basu
21777 Vintage Lane
Saratoga, California 95070

Dear Radha:

On behalf of Tioga Systems, Inc. (the "Company" or "Tioga") I am pleased to offer you the position of Chief Executive Officer and President of the Company. The terms of your employment relationship with the company are as set forth below and as approved by the Company's Board of Directors.

1. Position. You will become the Chief Executive Officer and President of the Company, reporting to the Board of Directors. As such, you will have such responsibilities commensurate with your position and such additional responsibilities as may reasonably be determined by the Board of Directors of the Company (the "Board"). You will also be appointed a member of the Board at the soonest practical date following your commencement of employment.

2. Base Salary and Performance Bonus. You will be paid a base salary of no less than $16,667 per month. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will receive a vacation and benefit package similar to that provided for all other executive level employees. You will also be eligible for an annual bonus equal to 50% of your base salary for the prior Fiscal Year upon achieving performance criteria mutually agreed upon by you and the Board. For the Fiscal Year ended December 31, 1999, you will be guaranteed a bonus of 50% of your salary pro rated for the remainder of that Fiscal Year.

3. Stock Options. Subject to the approval of the Board of Directors of the Company, you will be granted an incentive stock option to purchase 1,680,189 shares of Common Stock of the Company at an exercise price per share of
    $0.90 (which represents the fair market value of the Common Stock of the Company at the date of the grant). Your option will be granted under the Tioga Systems, Inc. 1998 Option Plan, in accordance with and subject to each term of the Company's standard form of option agreement. These options will vest 25% at the end of your first year of employment and thereafter monthly at 1/48 per month of the total option amount, so
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    that at the end of your fourth year of employment you will be vested in 100%
    of this incentive stock option grant. However, if before the end of the one year anniversary of your employment with the Company, you should be terminated for Cause or resign voluntarily from the Company other than for Good Reason, there will be no vesting. "Cause" and "Good Reason" are defined in Section 5 of this Employment Agreement.

4. At-Will Employment. You will be an employee-at-will, meaning that either you or the Company can terminate your employment relationship at any time, for any reason, with or without cause, and with or without notice. You agree to devote substantially all of your business time and attention to the Company. Nevertheless, you shall be permitted to serve as a member of the board of directors of Seec, Inc. and of Connectinc.com, as well as such other boards of directors of for-profit and not-for-profit organizations as the Board may reasonably approve.

5.  Termination of Employment:

     (a) In the event your employment is terminated by the Company with or without Cause, as defined herein, or you resign with or without Good Reason, as defined herein, you will be entitled to payment of (i) accrued salary, benefits and reimbursable expenses owing to you through the date of such termination, and
(ii) the bonus you earned for the Fiscal Year preceding the date of your termination if it has not been paid as of the date of your termination.

     (b) If your employment is terminated by the Company, for any reason other than for Cause, or is terminated by you for Good Reason, in addition to the payments provided for in Section 5(a), you will be entitled to receive a severance package consisting of (i) your base monthly salary, paid as though you were still employed by the Company for a period of 12 months in installments, subject to appropriate deductions, (ii) continued participation in all benefit plans as an employee for a period of 12 months, (iii) vesting of all stock options granted to you that would have vested by the end of the month of your termination if your employment had not been terminated, and (iv) bonus for the Fiscal Year in which your employment is terminated, pro rated on a monthly basis based on your termination date, if you have achieved the performance criteria mutually agreed upon by you and the Board for that Fiscal Year. The Company shall have the obligation to make the payments and provide the benefits provided for in this section regardless of your income or efforts to mitigate, if any, however it shall have the right to stop the payments and benefits in Section 5(b)(i) and (ii) if at any time prior to the expiration of twelve months after termination, you become otherwise employed in another full time salaried position with benefits. In order to receive this severance package, you will be required to sign a release in a form acceptable to you and the Company, of any and all claims that you may have against the Company.

     (c) "Cause" means a determination in the reasonable good faith of a majority of the Board that you have (i) engaged in materials act in violation of the law, except that with regard to that act, you are not subsequently convicted of a felony or do not enter a plea of guilty or nolo contendre to a felony (except for ordinary traffic violations); you will be entitled to receive the severance package provided for in Section 5(b)(i through
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iv), (ii) materially breached your fiduciary duty to the Company; (iii)
unreasonably refused to perform the good faith, lawful policies or instructions of the Board; or (iv) failed to fully and faithfully perform your material obligations under this Employment Agreement after having been given thirty days written notice of any such failure and an opportunity to cure. "Good Reason" means (i) you are assigned significant duties inconsistent with your position in the Company or your employment terms and responsibilities are materially diminished by the Company, (ii) you are required to relocate to a regular work location that is more than 50 miles from the Company's offices where you regularly work, without your approval or (iii) a material breach by the Company of its obligations under this Employment Agreement. If you wish to resign your employment for Good Reason, you will be required to give the Company 30 days written notice of resignation. The Company will have 30 days to cure the reason(s) for your resignation. If the reason(s) for your resignation is not cured within 30 days, the period of time you have to exercise your stock options shall begin to run following the expiration of the cure period.

6. Change in Ownership Event. For a period of twelve months following a "Change In Ownership Event" ("Change In Ownership Event" being defined as any sale of all or substantially all of the Company's assets or any merger, consolidation or stock sales which results in the holders of the Company's capital stock immediately prior to such transaction owning less than 50% of the voting power of the Company's capital stock immediately after such transaction), if (a) your employment is terminated by the Company or its successor for any reason other than for Cause (as defined in Section 5 of this Employment Agreement); or (b) you resign for Good Cause, you will be entitled to receive a severance package consisting of (i) vesting of any unvested stock options that were issued to you by the Company, (ii) 12 months of your base salary at that time, payable in a lump sum, subject to normal required withholding, (iii) continued participation in all benefit plans as an employee for a period of 12 months, and (iv) bonus for the Fiscal Year in which your employment is terminated, pro rated on a monthly basis based on your termination date, if you have achieved the performance criteria mutually agreed upon by you and the Board for that Fiscal Year. You shall have a period of 90 days following termination of your employment pursuant to Section 6(a) to exercise such options. If you wish to resign your employment pursuant to Section 6(b), you will be required to give the Company 30 days written notice of resignation. The Company will have 30 days to cure the reason(s) for your resignation. If the reason(s) for your resignation is not cured within 30 days, you shall have a period of 90 days following the cure period to exercise such options. In order to receive this severance package, you will be required to sign a release in a form acceptable to you and the Company, of any and all claims that you may have against the Company.

7. Representation and Warranty. You represent and warrant to the Company that the performance of your duties will not violate any agreements or trade secrets of any other person or entity.

8. Standard Employee Agreements. You will be expected to sign and comply with the Company's standard Employment, Confidential Information and Invention
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    Assignment Agreement (the "Employee NDA") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company. As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. In addition, you will abide by the Company's strict policy that prohibits any employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You also agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

9. Start Date. Your employment with the Company will commence on Thursday, July 15,1999.

10. Federal Immigration Law. For purpose of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship you may be terminated.

11. Entire Agreement. This Employment Agreement, together with your Stock Option Agreement, and your Confidentiality and Assignment of Inventions Agreement, which are incorporated by reference, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. This Employment Agreement can only be changed in writing, signed by you and the Chairman of the Board of the Company.

Radha, on behalf of the Board, let me indicate how pleased I am to extend this offer, and how much I look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Sincerely,

TIOGA SYSTEMS, INC.


By:     /s/ Mark Pincus
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Title:  Chairman & CEO
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        Mark Pincus
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The forgoing terms and conditions are hereby accepted:


Signed: /s/ Radha R. Basu
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Print Name: RADHA R. BASU
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Date:       July 15, 1999
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(Please note:  Ms. Basu listed no prior inventions in her Employment
               Confidential Information and Invention Assignment Agreement.)